RSM Richter S.E.N.C.R.L./LLP
Comptables agréés
Chartered Accountants
2, Place Alexis Nihon
Montréal (Québec) H3Z 3C2
Téléphone / Telephone: 514.934.3400
Télécopieur / Facsimile: 514.934.3408
www.rsmrichter.com

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Form 10-KSB of ICP Solar Technologies Inc. of our report dated April 29, 2008 relating to the consolidated financial statements for the year-ended January 31, 2008.

[signed] RSM Richter LLP

Chartered Accountants

Montreal, Canada
April 29, 2008

RSM Richter S.E.N.C.R.L. est un cabinet indépendant membre de RSM International, association de cabinets indépendants d’expertise comptable et de services conseils.	RSM Richter LLP is an independent member firm of RSM International, an affiliation of independent accounting and consulting firms.